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                                                                     EXHIBIT 3.3

                            CERTIFICATE OF AMENDMENT

                                       OF

                          CERTIFICATE OF INCORPORATION

                                       OF

                       NASTECH PHARMACEUTICAL COMPANY INC.

      The undersigned corporation, in order to amend its Certificate of Incorporation, hereby certifies as follows:

      FIRST: The name of the Corporation is NASTECH PHARMACEUTICAL COMPANY INC.

      SECOND: The Certificate of Incorporation, as now in full force and effect, is hereby amended to accomplish the following:

      (a) ARTICLE FOURTH is hereby amended to reverse split all shares heretofore issued, par value $.002 per share, on a one for three basis, into such reconstituted shares with a part value of $.006 per share; and

      (b) ARTICLE FOURTH is hereby amended to change the aggregate number of shares of Common Stock which the Corporation shall have the authority to issue from Five Hundred Million (500,000,000) shares, par value $.002 per share, to Six Million (6,000,000) shares, par value $.006 per share.

      In order to effect the foregoing amendments, ARTICLE FOURTH of the Certificate of Incorporation is hereby amended to read as follows:

      "FOURTH: (a) The Corporation shall be authorized to issue the following shares:

Class                           Number of Shares                      Par Value
-----                           ----------------                      ---------
Common                              6,000,000                            $.006
Preferred                             100,000                            $ .01

               (b) The designations and the powers, preferences and rights, and the qualifications or restrictions thereof are as follows:

      The Preferred shares shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares from time to time adopted by the Board

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of Directors; and in such resolution or resolutions providing for the issue of shares of each particular series; the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series; the dividend payment dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative; the redemption price or prices for the particular series; the voting powers for the particular series; the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the Corporation, with any provisions for the subsequent adjustment of such conversion rights; and to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualifications.

      All the Preferred shares of any one series shall be identical with each other in all respects, except that shares of any one series issued at different times may differ as to the dates from which dividends thereon shall be cumulative; and all Preferred shares shall be of equal rank, regardless of series, and shall be identical in all respects except as to the particulars fixed by the Board as hereinabove provided or as fixed herein."

      THIRD: The amendments effected herein were adopted by the Corporation's Board of Directors and authorized by a majority of the holders of the outstanding shares entitled to vote thereon at an annual meeting of shareholders pursuant to Sections 222 and 242 of the General Corporation Law of the State of Delaware.

      IN WITNESS WHEREOF, we hereunto sign our names and affirm that the statements made herein are true under the penalties of perjury, this 8th day of November, 1993.

                                           NASTECH PHARMACEUTICAL
                                           COMPANY INC.

                                           /s/ VINCENT D. ROMEO
                                           -------------------------------------
                                           Dr. Vincent D. Romeo, President and
                                           Chief, Executive Officer

ATTEST:

/s/ CAROL WENIG
--------------------------------
Carol Wenig, Assistant Secretary